UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities and
Exchange Act of 1934

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Texas Republic Capital Corporation
(Name of Registrant as Specified in Its Charter)

___________________________________________________________
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Texas Republic Capital Corporation
13215 Bee Cave Parkway, Ste A120
Austin, TX 78738

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2018

TO THE SHAREHOLDERS OF
Texas Republic Capital Corporation
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Texas Republic Capital Corporation, a Texas corporation (“Texas Republic” or the “Company”), will be held at the Texas Bankers Association, 203 West 10th Street, Austin, TX 78701 on Tuesday, May 8, 2018, at 1:00 p.m. Central Daylight Savings Time, for the following purposes:

(1)	To elect thirteen directors to hold office for a term of one year each or until their successors are duly elected and qualified.

(2)	To ratify the selection of Kerber, Eck & Braeckel LLP, as Texas Republic’s independent registered public accounting firm for the year ending December 31, 2017.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Friday, March 19, 2018, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.  The stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.  The proxy is being solicited by and on behalf of the Board of Directors of Texas Republic.

Your attention is directed to our 2017 Shareholder Update, this Proxy Statement dated April 9, 2018.  This Proxy Statement dated April 9, 2018 and Proxy Card accompany this notice.  The 2017 Annual Report is available without charge at www.texasrepubliccapital.com.  If you desire to have a 2017 Annual Report mailed to you, please make a telephone request to (512) 330-0099.

By Order of the Board of Directors,

/s/ Timothy R. Miller

Timothy R. Miller
President and CEO
Austin, Texas
April 9, 2018

TABLE OF CONTENTS

PROCEDURAL MATTERS	1
Record Date and Outstanding Shares	1
Voting and Solicitation	1
Revocability of Proxies	1
PROPOSALS TO BE VOTED ON	2
ELECTION OF DIRECTORS	2
General	2
Vote Required	2
Nominees for Election at the Annual Meeting	2
Board Meetings and Committees	6
Code of Conduct and Ethics	6
Communication with the Board of Directors	6
Audit Committee	6
Compensation Committee	6
Nominating and Corporate Governance Committee	7
Director Compensation	7
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7
Accounting Fees	8
Pre-Approval of Audit and Non-Audit services	8
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	8
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	9
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT	9
SECURITY OWNERSHIP	9
EXECTIVE COMPENSATION	10
Summary Compensation Table	11
Employment Agreements	11
2017 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer	11
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	12
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	12
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)	12
Compensation Philosophy	12
Overview of Compensation Program	12
“Say-on-Pay” and “Say-When-on-Pay”	12
Compensation Performance Analysis	12
Compensation Comparables	13
Comparative Compensation Analysis	13
Board Process and Conclusion	13
ANNUAL REPORT	14
OTHER MATTERS	14
OTHER INFORMATION	14

TEXAS REPUBLIC CAPITAL CORPORATION
13215 Bee Cave Parkway, Ste A120
Austin, TX 78738

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The following information is furnished in connection with a solicitation of proxies by and on behalf of the Board of Directors of Texas Republic Capital Corporation (“Texas Republic” or the “Company”).  The proxies we receive will be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Texas Bankers Association, 203 West 10th Street, Austin, TX 78701 on Tuesday May 8, 2018, at 1:00 p.m. Central Daylight Savings Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.  This Proxy Statement and the accompanying proxy are first being mailed to our shareholders on or about April 12, 2018.

PROCEDURAL MATTERS

Record Date and Outstanding Shares

We have issued one class of capital stock.  Stockholders of record at the close of business on Friday, March 19, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, 14,867,097 shares of the Company’s common stock, $0.01 par value, issued and 14, 864,097 outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for thirteen nominees.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Your completed and signed proxy may also be returned to the Company by Fax or email.  Voting by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card enclosed with the proxy materials.

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of Texas Republic’s directors, officers and other employees, without additional compensation, personally, by telephone, Fax or email.

Any proxy representing shares of common stock entitled to be voted at the Annual Meeting that specifies how it is to be voted will be voted accordingly if properly executed and received by the Company before voting begins at the Annual Meeting, or any adjournment(s) thereof.  Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee and neither any abstention or a broker non-vote will be counted as a vote for a proposal.  Any properly executed proxy will be voted in accordance with instructions specified but in the absence of any instructions will be voted “FOR” any proposal or nominee at the Annual Meeting and any adjournment(s) thereof.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of Texas Republic or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions).  Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

PROPOSALS TO BE VOTED ON:

(1)	To elect thirteen directors to hold office for a term of one year each or until their successors are duly elected and qualified.

(2)	To ratify the selection of Kerber, Eck & Braeckel LLP, as Texas Republic’s independent registered public accounting firm for the year ending December 31, 2018.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROPOSAL ONE:
ELECTION OF DIRECTORS
General

The Board of Directors consists of one class, with the term of office expiring each year. The number of Directors which will constitute the entire 2018 Board of Directors is thirteen.  The number of Directors that served on the 2017 Board of Directors was thirteen.  Proxies can only be voted for thirteen persons that correspond to the number of Directors nominated.

The Board of Directors determined that ten of the thirteen current 2017 Directors nominated for 2018 are “independent” as defined by NASDAQ listing standards and rule 10A-3 of the Securities and Exchange Act of 1934.  The non-independent directors are Gregg E. Zahn, Timothy R. Miller and William S. Lay.

Vote Required

Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum but have no legal effect under Texas law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Texas Republic’s thirteen nominees named below, to hold office for a term of one year each or until their successors are duly elected and qualified.  If any nominee of Texas Republic is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

Nominees for Election at the Annual Meeting

The Nomination and Corporate Governance Committee, consisting of two independent directors and one non-independent director as determined under applicable NASDAQ listing standards, recommended that the Company’s Board of Directors be limited to thirteen members and also recommended the thirteen individuals set forth in the table below for nomination by our full Board of Directors.  All thirteen of the current directors were nominated for re-election.  Based on such recommendations, our Board of Directors nominated such thirteen directors for election at the Annual Meeting.

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with the Company and business experience.

			Director
Name of Nominee	Age	Position/Principal Occupation	Since
Gregg E. Zahn (4)	56	Director; Chairman of the Board	2012
Timothy R. Miller	38	Director; President and Founder	2012
William S. Lay (3) (4)	78	Director; Secretary and Treasurer	2012
Charles R. Bailey (1) (3)	61	Director; President and Owner of Pecos Bend Royalties LLLP	2012
Steven D. Braley (4)	64	Director; President of Kruse Energy and Equipment	2012
David L. Cleavinger (2)	59	Director; Rancher	2012
Kenneth Davis (2)	69	Director; Farmer and Rancher	2012
Patrick C. Green, III (2)	45	Director; American Country Recording Artist	2012
J Pete Laney (2)	42	Director; Attorney	2012
Adrian G. McDonald, Jr. (3)	73	Director; Senior Vice President and Board Member, Anco Insurance	2013
Alvie Joe Mitchel, Jr. (2) (4)	66	Director; Technology Entrepreneur	2012
J. Eric T. Sandberg, Jr. (1)	69	Director; President and CEO for the Texas Bankers Association	2013
Vernon R. Woelke (1)	68	Director; Senior Level Insurance Consultant	2012

(1)	Member Audit Committee
(2)	Member Compensation Committee
(3)	Member Nominating and Corporate Governance Committee
(4)	Member Investment Committee

The following is a brief description of the previous business background of the directors.

Mr. Zahn and Mr. Miller were elected as Directors at a special shareholders meeting on October 12, 2012, and all remaining Directors were elected at a special meeting on November 13, 2012, except for Mr. Sandberg and Mr. McDonald, who were elected directors at a meeting of the Board on August 21, 2013.  Each director shall serve until the next annual election and until his or her successor shall have been elected and shall qualify, except in the event of his or her death, resignation or removal.  The executive officers serve at the direction of the Board of Directors and were elected at the organizational meeting of the Board on October 12, 2012.  The Chairman, President and Secretary\Treasurer are elected at the annual meeting of the Board, while other officers are elected by the Board from time to time as the Board deems advisable.  The following is a brief description of the previous business background of the executive officers and directors.

Gregg E. Zahn – Chairman of the Board of the Company, he is also Chairman of the Board, President, Chief Executive Officer and a member of the Board of Directors of First Trinity Financial Corporation, Trinity Life Insurance Company, Tulsa OK, and Family Benefit Life Insurance Company, Jefferson City, MO.  Mr. Zahn is Chairman of the Board of Royalty Capital Corporation, Mokena, Illinois.  He was the founder of First Trinity Financial and served as a Board Member from 2004-present.  From 2004 until October 2007, he was Director of Training and Recruiting for First Trinity Financial.  Mr. Zahn is Chairman of the Board, President and Chief Executive Officer and Director of First Trinity Financial Corporation, Trinity Life Insurance Company and First Trinity Capital Corporation he has served as Chairman of the Board since 2011 and as President and Chief Executive Officer since 2007.  In December of 2011 Mr. Zahn was appointed Chairman of the Board and CEO of Family Benefit Life Insurance Company.  Mr. Zahn was Executive Vice President of First Life America Corporation from December 2008 until August 2009.  Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid-American Alliance Corporation.  He was President of Alliance Insurance Management from 2001-2003.

Timothy R. Miller – Mr. Miller has served as President, Chief Executive Officer and a director of the Company since November 2012. Mr. Miller has seventeen years of experience in the insurance business.  Mr. Miller began his career in 2001 as a life insurance agent for First Life America. He was quickly promoted to District Manager and Executive Sales Director.  In 2004 Mr. Miller joined First Trinity Financial, Tulsa, Oklahoma, as a Regional Director.  He was instrumental in helping First Trinity Financial Corporation raise $15,475,000 in its public stock offering.  Mr. Miller developed the top region during this stock offering and in 2007 was promoted to Agency Director for Trinity Life Insurance Company.  As Agency Director, Mr. Miller was responsible for developing the sales organization for the newly formed life insurance company.  In 2010 First Trinity Financial Corporation began an $11,000,000 stock offering in which, Mr. Miller’s Region was responsible for raising over $7,000,000 and he personally produced over $2,500,000.

William S. Lay – Mr. Lay is Secretary and Treasurer and has served as a director of the Company since November 2012.  Mr. Lay is Vice President and Chief Investment Officer and a Director of First Trinity Financial Corporation, Trinity Life Insurance Company and First Trinity Capital Corporation, where he served as Chief Financial Officer from April of 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011.  Mr. Lay is also Secretary and Treasurer of Royalty Capital Corporation and Capital Reserve Life Insurance Company, Mokena, Illinois.  He has served as a Director of Family Benefit Life Insurance Company since December 2011.  For the past six years, Mr. Lay has been a financial officer and business consultant, specializing in corporate, financial and consulting services for small sized entrepreneurial companies.  Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and has experience in business acquisitions, mergers and reorganizations.

Charles R. Bailey – Mr. Bailey serves as a director of the Company.  Mr. Bailey has served as president and owner of Pecos Bend Royalties LLLP since 1995.  He has also been the President and owner of Phoenix Hydrocarbons LLLP and its predecessor since 1988.  Mr. Bailey is co-manager of Pride Feeders LLP, and Canadian Feed yards LLP, where he has served since 2006 and 2000 respectively.  Mr. Bailey is an independent director.

Steven D. Braley – Mr. Braley serves a director of the Company.  Mr. Braley is President of Kruse Energy and Equipment, a position he has held since 2008.  He was President of Cascade Properties from 2004-2008 and was the Senior Director of PGA of America from 2000-2007.  Mr. Braley is an independent director.

David L. Cleavinger –  Mr. Cleavinger serves as a director of the Company.  Mr. Cleavinger has owned and operated a farm in Deaf Smith County since 1979.  He received his BS degree from West Texas A&M University.  Mr. Cleavinger is past president of the National Association of Wheat Growers and has served on the Texas Wheat Board since 1992.  He has also served as a director of the Southwest Council of Agribusiness, and an Agriculture Advisor to the Environmental Defense Fund and the Leading Grower Advisory team for Monsanto.  Mr. Cleavinger is an independent director.

Kenneth R. Davis – Mr. Davis serves as a director of the Company.  Mr. Davis is a graduate of the Texas Christian University Ranch Management Program.  He is a farmer and rancher in the North Central Texas town of Grandview.  Mr. Davis has served as a board member of the U.S. Wheat Associates, the Texas Wheat Producers, the Purina Cattle Advisory Board, the Federal Land Bank Association and President of the Blackland Income Growth Program.  In his farming operation Mr. Davis raises wheat, oats, corn, grain sorghum, and coastal and Sudan for hay and grazing.  In addition to farming, he manages a multi-faceted cattle operation that includes stockers, cow/calf, and replacement heifers.  Mr. Davis is an independent director.

Patrick C. Green, III – Mr. Green serves as a director of the Company.  Mr. Green is an American Country Artist from Texas.  Since 1995, he has recorded a total of ten studio albums, including several independent works, three for Republic Records and two for BNA Records.  Fifteen of his singles have charted on the Billboard Hot Country Songs charts.  His song Wave on Wave received gold record status, and he has been nominated for a Grammy.  Mr. Green is an independent director.

J Pete Laney – Mr. Laney serves as a director of the Company.  Mr. Laney is a practicing attorney in Austin, Texas, primarily handling litigation and administrative law matters including government and legislative affairs.  He has been named a Rising Star in Texas Law and Politics by Texas Monthly in the areas of commercial litigation, administrative law and governmental affairs.  He is a Fellow of the Texas State Bar Foundation, one of the highest honors that can be bestowed upon a member of the Texas State Bar and has served on several State Bar Planning Committees.  Mr. Laney handles cases in both state and federal court throughout Texas.  Mr. Laney has represented Fortune 500 companies, as well as individual and small business.  He earned his law degree from Baylor University school of Law.  Mr. Laney is an independent director.

Adrian G. McDonald, Jr. – Mr. McDonald serves as a director of the Company.  Since 1982, Mr. McDonald has been associated with Anco Insurance, Bryan, Texas, of which he is currently senior vice president and board member.  Anco Insurance engages in personal, commercial, life, health insurance and benefits sales, specializing in agribusiness.  He has also been a partner in McDonald Ranches since 1980, and he engages in real estate sales and development.  He holds a Bachelor of Science degree in Animal Science from Texas A & M University.  Mr. McDonald is an independent director.

Alvie Joe Mitchell, Jr. – Mr. Mitchell serves as a director of the Company.  Mr. Mitchell was chosen as Technology Entrepreneur of the year by the Accounting Firm of Ernst and Young in 1998.  He has also been awarded the distinguished “Honorary Business Degree” by the alumni of Oklahoma State University.  He founded VarTec Telecom in 1989 and through his management VarTec posted an EBITDA of $200 million in 2002.  Mr. Mitchell formed 3 Star Daylighting in 2005, and by 2012, 3 Star Daylighting produced revenue of over $15 million annually.  Mr. Mitchell also formed Bosque System in 2007, the company expanded into all aspects of water treatment and disposal for the Oil & Gas industry.  After graduating from Oklahoma State University, Mr. Mitchell accepted a job as Design Engineer for Conoco from 1974-80.  To capitalize on the breakup of AT&T and the long-distance telecom opportunity, Mr. Mitchell was founder and president of ClayDesta Communication from 1982-86.  Under his management, ClayDesta grew to over $100 million in revenue.  In 1987 Mr. Mitchell founded the wholesale division of Telecom USA, a major telecom company in Cedar Rapids, IA.  Telecom USA grew to $400 million and went public (NYSE) before being purchased by MCI.  Mr. Mitchell is an independent director.

J. Eric T. Sandberg, Jr. – Mr. Sandberg serves as a director of the Company.  Mr. Sandberg served in the U.S. Air Force from 1967 through 1970.  He received a Bachelor of Business Administration with an emphasis in accounting from the University of Texas at Austin.  Mr. Sandberg is a certified public accountant.  He was employed with the accounting firm of Touche Ross & Co from 1973 to 1975.  Since 1975, Mr. Sandberg has worked in the financial services trade association arena, serving as CEO of the Texas Savings & Community Bankers Association from 1992-2006.  In 2006, this association merged with the Texas Bankers Association.  In 2009, he assumed the role of President and CEO for the Texas Bankers Association.  Mr. Sandberg is an independent director.

Vernon R. Woelke – Mr. Woelke serves as a director of the Company.  Mr. Woelke has served as President of MidWest National Life Insurance Company and as a director and officer of United Insurance Companies, Inc., United Group Insurance Company, MidWest National Life Insurance Company, MEGA Life Insurance Company, Mark Twain Life Insurance Company, Laymens Life Insurance Company, and National Life of Kansas.  Since 2007, Mr. Woelke has managed the assets of Woelke Family Ltd Ptr., as well as providing insurance related consulting services.  Mr. Woelke is an independent director.

There are no family relationships between directors or officers.

Board Meetings and Committees

The Board of Directors of Texas Republic held four meetings during 2017.  The meetings were held on call and there was an organizational meeting following the Annual Meeting.  During 2017, the Board of Directors had a standing Audit Committee, Compensation Committee, Nomination and Corporate Governance Committee and Investment Committee.

All directors attended all four Board of Directors meetings held during 2017 either in person or by phone.  All meetings had a quorum present.  The Company encourages, but does not require, its board members to attend the Annual Meeting.  In 2017, eleven of the thirteen directors attended the Annual Meeting.  Texas Republic plans to schedule future annual meetings so that at least a majority of its directors can attend the Annual Meeting.

Code of Conduct and Ethics

The Company has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.  The Code is published on our website at www.texasrepubliccapital.com under “Corporate Policies.”

Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-executive directors, either by writing to Texas Republic Capital Corporation, Board of Directors, Attention: Corporate Secretary, 13215 Bee Cave Parkway, Ste A120, Austin, Texas 78738 or by calling 1-888-883-1499.  An independent third-party service answers all calls to this toll-free telephone number and passes the caller’s information on to our External and Independent General Counsel, who in turn transmits the information confidentially to the appropriate member of the Board of Directors.  Communications may be anonymous or confidential.  Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee (Mr. Woelke).  Other concerns will be referred to the Chairman of the Board of Directors.  All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors.  Further information regarding communications with the Board of Directors may be found at the Company’s website, www.texasrepubliccapital.com under “Contact Us.”

Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors: Vernon R. Woelke (chairman), Charles R. Bailey, and J. Eric T. Sandberg, Jr.  All members of the committee are determined to be independent directors as required by and defined by the NASDAQ listing standards.  The Board of Directors has also determined that Vernon R. Woelke qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

The Audit Committee met on March 12, 2018.  The December 31, 2017 Form 10-K was reviewed and approved for filing at that meeting.  The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s financial reporting process, the system of internal financial controls and audits of its financial statements.  The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in “Company Charters” section of the Company’s website at www.texasrepubliccapital.com.

Compensation Committee

The Compensation Committee is currently composed of five directors: David L. Cleavinger (Chairman), Kenneth R. Davis, Patrick C. Green, III, Alvie Joe Mitchell, Jr. and J Pete Laney each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards.  The Compensation Committee met two times during 2017.  The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors.  The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Company Charters” section of the Company’s website at www.texasrepubliccapital.com.

Nominating and Corporate Governance Committee

The Board of Directors provided for a Nominating and Corporate Governance Committee at its May 10, 2016 meeting.  This committee meets on call and submits recommendations to the Board of Directors for the number of members to be included in the Company’s Board of Directors, the individuals to be submitted to the shareholders for election for the Company’s Board of Directors and coordinates the corporate governance activities of the Company.  The Nominating and Corporate Governance Committee, which currently consists of independent (as the term is defined by the NASDAQ listing standards) directors Charles R. Bailey and Adrian G. McDonald, Jr. and non-independent director William S. Lay, met one time in 2017.  The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Company Charters” section of the Company’s website at www.texasrepubliccapital.com.  The Nominating Committee considers individuals recommended by Company shareholders.  Such recommendations should be submitted to the Secretary of the Company (Mr. Lay) at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting.  In considering nominees, the Committee should address the performance and contribution of incumbent directors, as well as the qualifications of new nominees.

Director Compensation

Effective January 1, 2013, Directors who are not employees of the Company receive a $1,000 annual retainer paid quarterly, $1,500 plus expenses for each Board of Directors meeting attended in person, $250 for each meeting in which they participate telephonically and $250 for any committee meeting they attend not held in conjunction with a Board of Directors’ meeting.

The Director Compensation Table for 2017 is set forth below.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles R. Bailey	5,750	-	-	-	-	-	5,750
Steven D. Braley	5,750	-	-	-	-	-	5,750
David L. Cleavinger	4,500	-	-	-	-	-	4,500
Kenneth R. Davis	5,750	-	-	-	-	-	5,750
Patrick C. Green, III	3,250	-	-	-	-	-	3,250
J Pete Laney	5,750	-	-	-	-	-	5,750
Adrian G. McDonald, Jr.	5,750	-	-	-	-	-	5,750
Alvie Joe Mitchel, Jr.	4,500	-	-	-	-	-	4,500
J. Eric T. Sandberg, Jr.	4,500	-	-	-	-	-	4,500
Vernon R. Woelke	5,750	-	-	-	-	-	5,750

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Kerber, Eck & Braeckel LLP (“KEB”) as the independent registered public accounting firm of the Company for the year ending December 31, 2018.  Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the shareholders.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.  If the stockholders do not ratify the appointment of KEB, the Audit Committee may reconsider its selection.  KEB has audited the Company’s financial statements since the Company’s inception.  No representative of KEB is expected to be present at the Annual Meeting.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KEB.

	Years Ended December 31,
	2017	2016
Audit Fees	$23,000	$15,000
Audit Related Fees	5,545	400
Tax Fees	-	-
All Other Fees	-	-
Total	$28,545	$16,400

Audit fees primarily represent fees for financial services provided in connection with the audit of the Company’s consolidated financial statements and the statutory financial statements of Texas Republic Life Insurance Company “TRLIC”.  The higher audit fees in 2017 relate to the statutory audit of TRLIC, in 2016, the statutory statements were exempt from audit.  The additional Audit Related Fees are related to compliance work under Sarbanes Oxley compliance.  Additionally, KEB reviews the quarterly and annual financial statements and SEC Forms 10-K, 10-Q and 8-K.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit services, the Audit Committee specifically approves the engagement of our independent registered public accounting firm to render that service.  Accordingly, we do not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance.  As such, the engagement of KEB to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of the services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with the Company’s management.  The Company’s management has primary responsibility for the Company’s financial reporting process and internal controls as well as preparation of the Company’s consolidated financial statements.  The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States.  The Audit Committee is responsible for overseeing and monitoring the independent registered accounting firm’s audit process on behalf of the Board of Directors.

The Audit Committee has discussed with KEB, the Company’s independent registered public accounting firm for the year ended December 31, 2017, the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees” as amended and adopted by PCAOB.  PCAOB Auditing Standard No. 1301 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.  The Audit Committee has also received the written disclosures and the letter from KEB required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with KEB its independence from TRCC.

Based on the review and discussions referred to above, the Audit Committee recommended to TRCC’s Board of Directors that the audited financial statements be included in TRCC’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Vernon Woelke, Chairman
Charles R. Bailey
J. Eric T. Sandberg, Jr.

In accordance with the rules of the Commission, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Board of Directors is currently composed of thirteen members.  Ten members are independent and three members; Mr. Gregg E. Zahn, Mr. Timothy R. Miller and Mr. William S. Lay are executive officers of the Company.

The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. In considering the long-term interests of shareholders, the Board recognizes the importance of considering and addressing the interests of the Company’s other major constituents, including policyholders, employees and the communities in which the Company conducts its business.

To fulfill this oversight function, the Company’s Board of Directors holds at least four regularly scheduled meetings during the year, at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.  In addition to its general oversight of management, the Board of Directors or its Committees also perform a number of specific functions, including:

·	reviewing, advising, approving and monitoring fundamental financial and business strategies and major corporate actions;
·	assessing major risks facing the Company, and reviewing options for their mitigation;
·	selecting, evaluating and compensating executive management and overseeing executive management succession planning:
·	providing advice and counsel to executive management;
·	providing counsel and oversight on the selection, evaluation, development and compensation of senior management; and
·	ensuring processes are in place for maintaining the integrity of the Company, including the integrity of the financial statements.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the exchange act, to be the beneficial owners of more than 5% of TRCC’s common stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation”, (iii) by each director, and (iv) by all current directors and executive officers as a group.

		Percentage
	Common Stock	Beneficially
Name	Beneficially Owned (1)	Owned (1)
Timothy R. Miller	1,975,000	13.29%
Gregg E. Zahn	1,900,000	12.78%
William S. Lay	100,000	*
Thomas F. Kopetic	9,000	*
Charles R. Bailey	209,400	1.41%
Steven D. Braley	152,000	1.02%
David L. Cleavinger	100,000	*
Kenneth R. Davis	120,000	*
Patrick C. Green, III	180,000	1.21%
J Pete Laney	100,000	*
Adrian G. McDonald, Jr.	70,000	*
Alvie Joe Mitchel, Jr.	104,000	*
J. Eric T. Sandberg, Jr.	10,000	*
Vernon R. Woelke	100,000	*
First Trinity Financial Corporation	665,000	4.47%
Total Officers, Directors and Affiliates as a group	5,794,400	38.92%

* represents less than 1%

(1)      As of March 31, 2017, there are 14,864,097 shares issued and outstanding and entitled to vote.

EXECUTIVE COMPENSATION

The Compensation Committee assists the Board of Directors in overseeing the management of the Company’s compensation and benefits program, chief executive officer performance and executive development and succession efforts.  In addition, they oversee the evaluation of management and compensation of the officers of the Company.

The primary objective of our compensation program is to offer executive officers competitive compensation packages that will permit the Company to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate manner in the long-term interest of the Company and its shareholders.  Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation.  The Company does not currently engage any consultant related to executive compensation matters.

The Company’s compensation program for executive officers consists of base salary, consideration for annual bonuses, and health and dental insurance coverage.  These elements are intended to provide an overall compensation package that is commensurate with the Company’s financial resources, that is appropriate to assure the retention of experienced management personnel and that aligns their financial interest with those of our shareholders.

Base Salary:  Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of the Company.  Annual salary increases are considered based on the same criteria.

Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance.  The Compensation Committee may also consider additional considerations that it deems appropriate.

The following Summary Compensation Table sets forth the compensation of the executive officer’s compensation that exceeded $100,000.

Summary Compensation Table

					All Other
			Salary	Bonus	Compensation	Total
Name and Principal Position		Year	($)	($)	($) (4)	($)

Timothy R. Miller, President and CEO		2017	218,750	20,000	12,000	250,750
	(1)	2016	200,000	40,000	12,000	252,000

Thomas F. Kopetic, CFO		2017	135,000	15,000	-	150,000
	(2)	2016	11,250	-	-	11,250

Gregg E. Zahn, Chairman		2017	145,000	-	-	145,000
	(3)	2016	130,000	-	-	130,000

(1)	Mr. Timothy R. Miller was elected President and Chief Executive Officer on October 12, 2012.
(2)	Mr. Thomas F. Kopetic was elected Chief Financial Officer on December 6, 2016.
(3)	Mr. Gregg E. Zahn was elected President and Chief Executive Officer on October 12, 2012.
(4)	This amount is an auto allowance.

Employment Agreements

Mr. Timothy R. Miller entered into an employment agreement with TRCC effective January 1, 2018 for the period of one year.  Each January 1, beginning with January 1, 2019, the Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described in section 6 of the agreement.  The agreement includes Mr. Miller’s base salary of $250,000 for 2018 and he will receive an automobile allowance of $1,000 monthly.  Mr. Miller is entitled to participate in the Company’s benefit plans available to other executives.  Annual salary, automobile allowance and benefits will be reviewed by the Compensation Committee of the Board of Directors and changes will be amended to the agreement as needed.  Amounts payable in the event of Mr. Miller’s termination of employment by the Company not for cause or good reason is $500,000.

Mr. Gregg E. Zahn entered into an employment agreement with TRCC effective January 1, 2018.  Each January 1, beginning with January 1, 2019, the Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described in section 6 of the agreement.  The agreement includes Mr. Zahn’s base salary of $160,000 for 2018 and he will not receive an automobile allowance.  Mr. Zahn does not participate in the Company’s benefit plans available to other executives.  Annual salary, automobile allowance and benefits will be reviewed by the Compensation Committee of the Board of Directors and changes will be amended to the agreement as needed.  Amounts payable in the event of Mr. Zahn’s termination of employment by the Company not for cause or good reason is $320,000.

2017 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer

The 2017 compensation disclosure ratio of the median annual total compensation of all Company employees to the annual total compensation of the Company’s chief executive officer is as follows:

2017
Total Compensation
Category	and Ratio

Median annual total compensation of all employees (excluding Mr. Miller)	$83,333

Annual total compensation of Timothy R. Miller, President	$250,750

Ratio of the median annual total compensation of all employees to the
Annual total compensation of Timothy R. Miller, President	33.23%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers and directors, and certain persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during 2017, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of Mr. David L. Cleavinger (chairman), Mr. Kenneth R. Davis, Mr. Patrick C. Green, III, Mr. J Pete Laney and Mr. Alvie Joe Mitchell, Jr.  No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation for executive officers identified in the Summary Compensation Table.
Compensation Philosophy
The Compensation Committee, composed of five independent directors, is responsible for implementing our compensation philosophy for directors, executive officers and employees.  Our goal is to ensure we employ qualified, experienced executive officers whose financial interests are aligned with that of our shareholders.  Because we do believe a systematic pattern exists between executive compensation and performance, our compensation philosophy is structured to “motivate” managerial behaviors through a combination of base and incentive compensation.
Another of our objectives is to acquire and retain people of integrity who take pride in delivering positive results.  The final objective, due to our philosophy to outsource many functions and retain a low number of full-time and part-time employees, requires us to have executive officers that are able to perform and have an intimate knowledge of a combination of executive, actuarial, accounting, operating and other understandings inherent in supervising and growing a successful life insurance company.
Overview of Compensation Program
Our compensation consists of salary, bonuses, allowances and benefit plans generally administered equally for all qualified Company employees.  The Compensation Committee establishes a salary for each senior executive based on long-term corporate objectives, competitive industry practices and each executive officer’s contributions.  The Compensation Committee seeks to ensure executive compensation is reasonable, fair and competitive.  In order to make this determination, toward the end of each calendar year, the Compensation Committee generally evaluates the Company’s performance and then conducts a similar exercise with respect to a group of comparable companies.
“Say-on-Pay” and “Say-When-on-Pay”
We believe our compensation philosophy and structure is fair for our executive officers.  Shareholders will not find complex compensation formulas to evaluate and approve.  However, to retain our limited number of corporate executives, we generally allow a minimum of one year to a maximum of 2.99 years of compensation in the event of termination of employment by the Company not for cause or for good reason.  Our straightforward and simplified approach to executive compensation insulates our shareholders from the types of corporate excesses which led to the enactment of “Say-on-Pay” and “Say-When-on Pay.”  We believe our compensation solution favorably serves our shareholders on matters of executive pay.
Compensation Performance Analysis
Our executive management team is led by Timothy Miller and Thomas Kopetic, who are full-time employees and Gregg E. Zahn and William S. Lay who are part-time employees.  The Compensation Committee conducted a review of the performance of Timothy Miller, Gregg E. Zahn and Thomas Kopetic for the year 2017.  This review included an evaluation of the progress made towards the attainment of our corporate objectives and the role these individuals played in meeting those objectives.  The review also included a broad-based comparison of salaries with senior executives of other publicly traded life insurance companies.

Due to being a smaller public reporting company and that our common stock is not publicly traded, it is difficult to find public life insurance companies that are comparable to us.  Despite the continuing global economic uncertainty, other market related factors for the majority of 2017 and the continuation of our public stock offering through April 2, 2017 and filing of life insurance policies and annuity contracts, the Company experienced increases in assets of $2,156,236, in 2017 as compared to 2016.
The Company’s performance in 2017 reflected the business philosophy and leadership of Timothy Miller, Gregg E. Zahn, Thomas Kopetic and William S. Lay.  Giving consideration to these factors, the Compensation Committee was encouraged by executive management’s demonstrated leadership.  The Compensation Committee considers Timothy Miller, Gregg E. Zahn, Thomas Kopetic and William S. Lay to be valuable executive officers in implementing our corporate objectives.
Timothy Miller continues to lead the Company in accordance with the ideals of organic growth of the life insurance and annuity business coupled with the ultimate goal of establishing a public traded stock.  Gregg E. Zahn is Chairman of the Board of Directors. Thomas Kopetic reports to Timothy Miller and leads the daily financial operations of the Company in accordance with those same ideals and philosophies.   William S. Lay reports to Timothy Miller and leads the investment operations of the Company in accordance with those same ideals and philosophies.  In 2017, Timothy Miller, Gregg E. Zahn, Thomas Kopetic and William S. Lay met and exceeded the subjective expectations of our Board of Directors.
The Compensation Committee remains cautious about its responsibility to shareholders in setting executive compensation during difficult market conditions and has asked executive management to focus on continued product marketing, asset growth and profitability.  Timothy Miller received an 8% increase in base salary in 2017.  Total Compensation in 2017 consisted of $218,750 base salary, a bonus of $20,000 and also an automobile allowance of $12,000.  Gregg E. Zahn received a 6.5 % increase in base salary in 2017, total 2017 compensation consisted of base salary of $145,000.  Thomas Kopetic was compensated in 2017 with a base salary of $135,000 and bonus of $15,000.  Mr. Lay was compensated in 2017 with a base salary of $18,000.
Compensation Comparables
To assist in establishing the compensation for 2017, the Compensation Committee utilized independent sources to identify “comparables” within the life insurance industry. We believe a comparable is a point of reference for measurement, but not the determinative factor for our executives’ compensation.  Because the comparative compensation information is one of several analytic tools used in setting executive compensation, the Compensation Committee has discretion in determining the manner and extent of its use.
Three comparables were selected for discussion of 2017 salaries.  These comparables were: Atlantic American Life and Health, National Security Group and Midwest Holdings, Inc.  Each of these comparable companies has different operating activities and product mixes compared to FTFC but there is insufficient public information available on compensations for life insurance companies closer to our size.  We also analyzed the results of Investors Heritage Life Insurance Company, Citizens, Inc. and Security National Financial Corporation.  These last three companies are larger than us in size but we are familiar with their operations and executives due to third party administrative services arrangements, prior employment history and participation in national life insurance associations.  Data obtained on each comparable company included executive salaries, fees paid to independent members of Board of Directors, total assets, liabilities, shareholders’ equity, revenues, benefits and expenses, taxes and net income.
Compensation data found on these comparables was limited to only those individuals for whom compensation information was disclosed publicly. As a result, the data typically included only the most highly compensated officers at each company as of their latest public filing.  Generally, this correlated to the Chairman/CEO, President and the individuals who are chief level officers (Chief Financial Officer, Chief Operating Officer and Chief Investment Officer) or the equivalent with us.
Comparative Compensation Analysis
The overall results of the comparables study provided additional information for the Compensation Committee to consider. As noted above, the Compensation Committee reviewed a number of factors within the comparable companies; however, with the focus on base salary compensation.

Based on the Compensation Committee’s analysis, the recommended 2018 base salary compensation for Timothy Miller, our President and Chief Executive Officer, Gregg E. Zahn, our Chairman, and Thomas Kopetic, our Chief Financial Officer, was determined to be low by the Compensation Committee, especially in light of the many roles that they perform for our Company.  These amounts are significantly lower than both the base compensation and total compensation for the comparable companies.  In analyzing these factors, the Compensation Committee concluded that $250,000 is a low base salary compensation for our President and Chief Executive Officer and $165,000 is also a low base salary compensation for our Chief Financial Officer.  However, the Compensation Committee believes that through the use of appropriate bonuses and other incentives, these compensation shortages can be managed most efficiently and effectively using Company asset growth and profitability as measurement standards.
The Compensation Committee followed a similar but less elaborate, process with respect to comparing the compensation for William S. Lay in his role as Secretary and Treasurer and as a part-time employee.  William S. Lay has extensive experience in the life insurance industry and contributes unique skills in Company management, operations, investment analysis and merger and acquisition activities.   His salary was not objectively determined, but instead reflected his contractual pay that was established in 2012 at a level the Compensation Committee concluded was appropriate based upon our compensation philosophy and his experience and tenure.
Board Process and Conclusion
The Board of Directors discussed the Compensation Committee’s recommended 2018 compensation and adopted the recommendations as proposed.  The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, which the Board of Directors approved.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mr. David L. Cleavinger (chairman)
Mr. Kenneth R. Davis
Mr. Patrick C. Green III
Mr. J Pete Laney
Mr. Alvie Joe Mitchell, Jr.

ANNUAL REPORT

Please refer to the Company’s 2017 Annual Report on Form 10-K for financial statements, other financial information and management’s discussion and analysis of the financial condition and results of operations of the Company that is available without charge at www.texasrepubliccapital.com.  If you desire to have an Annual Report mailed to you, please make a telephone request to (512) 330-0099.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

OTHER INFORMATION

A shareholder desiring to submit a proposal for inclusion in Texas Republic’s Proxy Statement for the year 2019 Annual Meeting must deliver the proposal so that it is receive by Texas Republic no later than December 31, 2018.  You must submit your proposal in writing to the Secretary of the Company at 13215 Bee Cave Parkway, Ste A120, Austin, Texas 78746.  Only proposals meeting the requirements of applicable Securities and Exchange rules will be considered for inclusion in Texas Republic’s Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
TEXAS REPUBLIC CAPITAL CORPORATION

/s/ Timothy R. Miller
Timothy R. Miller
President and CEO

Austin, Texas
April 9, 2018